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                       MUTUAL NON-DISCLOSURE AGREEMENT
                       --------------------------------

  THIS AGREEMENT is made as of the 25th day of November, 1994, between GOLDSTAR CO., LTD. and ZENITH ELECTRONICS CORPORATION.

  In order to pursue the mutual business purpose specified in Exhibit A (the "Business Purpose"), the parties recognize that there is a need to disclose to one another certain confidential information of each party to be used only for the Business Purpose and to protect such confidential information from unauthorized use and disclosure.

  In consideration of the other party's disclosure of such information, each party agrees as follows:

    1. This Agreement will apply to all confidential and proprietary information disclosed by one party to the other party, including information listed in Exhibit A and other information which the disclosing party identifies in writing as confidential before or within thirty (30) days after disclosure to the receiving party ("Confidential Information").

    2. Each party agrees (i) to hold the other party's Confidential Information in strict confidence, (ii) not to disclose such Confidential Information to any third parties, and (iii) not to use any Confidential Information for any purpose except for the Business Purpose. Each party may disclose the other party's Confidential Information to its responsible employees with a bona fide need to know, but only to the extent necessary to carry out the Business Purpose. Each party agrees to instruct all such employees not to disclose such Confidential Information to third parties, including consultants, without the prior written permission of the disclosing party.

    3. Confidential Information will not include information which:

      (i) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available to the public;

      (ii) was acquired by the receiving party before receiving such information from the disclosing party and without restriction as to use or disclosure;

      (iii) is hereafter rightfully furnished to the receiving party by a third party, without restriction as to use or disclosure;

      (iv) is information which the receiving party can document was independently developed by the receiving party;

      (v) is required to be disclosed pursuant to law, provided the receiving party uses reasonable efforts to give the disclosing party reasonable notice of such required disclosure; or

      (vi) is disclosed with the prior written consent of the disclosing party.
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      4.  Each party agrees not to remove any of the other party's Confidential
Information from the premises of the disclosing party without the disclosing party's prior written approval.

      5. Upon the disclosing party's request, the receiving party will promptly return to the disclosing party all tangible items containing or consisting of the disclosing party's Confidential Information and all copies thereof.

      6. Each party recognizes and agrees that nothing contained in this Agreement will be construed as granting any rights to the receiving party, by license or otherwise, to any of the disclosing party's Confidential Information except as specified in this Agreement.

      7. Each party acknowledges that all of the disclosing party's Confidential Information is owned solely by the disclosing party (or its licensers) and that the unauthorized disclosure or use of such Confidential Information would cause irreparable harm and significant injury, the degree of which may be difficult to ascertain. Accordingly, each party agrees that the disclosing party will have the right to obtain an immediate injunction enjoining any breach of this Agreement, as well as the right to pursue any and all other rights and remedies available at law or in equity for such a breach.

     8. This Agreement will be construed, interpreted, and applied in accordance with the laws of the State of California (excluding its body of law controlling conflicts of laws). Subject to terms and conditions regarding the removal of Confidential Information as set forth under Section 4, this Agreement and Exhibit A attached hereto are the complete and exclusive statement regarding the subject matter of this Agreement and supersede all prior agreements, understandings and communications, oral or written, between the parties regarding the subject matter of this Agreement.

     9. This Agreement will remain in effect for three (3) years from the date of the last disclosure of Confidential Information, at which time it will terminate.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers or representatives.

GOLDSTAR CO., LTD.                            ZENITH ELECTRONICS CORPORATION

/s/ Ki Song Cho                               /s/ Kell B. Benson
- ------------------------------                -------------------------------
Name:  KI SONG CHO                               Kell B. Benson
Title: EXECUTIVE DIRECTOR                        Senior Vice President-Finance
       CORPORATE PLANNING                        and Chief Financial Officer
       AND COORDINATION
       GOLDSTAR CO., LTD.









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                        MUTUAL NON-DISCLOSURE AGREEMENT
                        -------------------------------
                              GOLDSTAR CO., LTD.
                              ------------------
                                      AND
                                      ---
                        ZENITH ELECTRONICS CORPORATION
                        ------------------------------


                                   Exhibit A
                                   ---------

    The mutual business purpose of the Agreement is consideration of a possible investment by GoldStar or an affiliate in certain assets of Zenith or in the form of debt, or equity in Zenith.

    As used herein, (a) "Information" means information regarding either company or any of its subsidiaries or their respective assets or operations which is furnished to you, directly or indirectly, by that company or its representatives, (b) "Affiliate" means any individual, partnership, corporation or other entity or enterprise (i) directly or indirectly controlling a party,
(ii) directly or indirectly controlled by a party, or (iii) under direct or indirect common control with a party.